EXHIBIT 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (the “Agreement”) is entered into by Stephen Jones (“Employee”) and Jones Soda Co. (the “Company”), and will become effective on the Effective Date specified in Section 13.
RECITALS
     A. Employee has been the Company’s Chief Executive Officer and a member of the Company’s Board of Directors. Employee has resigned his employment with the Company effective May 1, 2009 but will continue to serve as a director on the Company’s Board of Directors until his term expires on the date of the Company’s 2009 annual meeting of shareholders, which is currently scheduled to be held on May 27, 2009 (the “2009 Annual Meeting”).
     B. In consideration of the mutual promises and agreements in this Agreement, including the release of any and all claims that Employee may claim to have against the Company, the Company wishes to modify the terms of a certain stock option held by Employee.
     Therefore, in consideration of the mutual promises set forth herein, Employee and the Company enter into the following:
AGREEMENTS
1. Resignation as Employee; Expiration of Term as Director
     Employee acknowledges and confirms his resignation from employment with the Company effective May 1, 2009. Employee acknowledges and agrees that he has been paid all compensation owed to him as of May 1, 2009, and that he has been reimbursed for all reimbursable expenses. Employee further acknowledges and confirms that his term as a director shall expire (and he shall no longer serve as a director) on the date of the 2009 Annual Meeting.
2. Post-Employment Obligations
     Employee acknowledges and reaffirms Employee’s post-employment obligations pursuant to the Noncompetition and Nonsolicitation Agreement and the Confidentiality Agreement, each signed by Employee as a condition of his employment with the Company.
3. General Release of Claims
     (a) Employee expressly waives any claims that Employee may have against the Company (including, for purposes of this Section 3, all parents, affiliates, subsidiaries, officers, directors, shareholders, managers, employees, agents, investors, and representatives) and releases the Company from any claims, whether known or unknown, which existed or may have existed at any time up to the date of Employee’s execution of this Agreement, including claims related in any way to Employee’s employment with the Company or the ending of that relationship. This waiver and release includes, but is not limited to, any claims for wages,
Separation Agreement & General Release

bonuses, employment benefits, stock options or restricted stock, or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on the Company’s right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law Against Discrimination, or any other legal limitation on or regulation of the employment relationship, except as described in Paragraphs 4(d) and 4(e) below.
     (b) The Company expressly waives any claims that the Company may have against Employee, whether in Employee’s capacity as an employee, officer or director of the Company or otherwise, and releases Employee from any claims, whether known or unknown, which existed or may have existed at any time up to the date of Employee’s execution of this Agreement, including claims related in any way to Employee’s employment, status or performance as an officer, or directorship or other relationship with the Company or the ending of such relationships. This waiver and release includes, but is not limited to, any claims for excesss wages, bonuses, employment benefits, stock options or restricted stock paid or provided to Employee, and damages of any kind whatsoever, whether arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any fiduciary duty or obligation, express or implied, or any theory of negligence or harassment in any form, except as described in Paragraph 4(d) and 4(e) below.
     (c) It is the intention of the parties that this Agreement is a General Release which shall be effective as a bar to each and every claim, demand, or cause of action released by this Agreement. Each party releasing or waiving any claims under this Agreement (Employee or the Company, as applicable, the “Releasing Party”) recognizes that it may have some claim, demand, or cause of action against the other party of which the Releasing Party is totally unaware and unsuspecting, which the Releasing Party is giving up by execution of this Agreement. It is the intention of the Releasing Party in executing this Agreement that it will deprive it of each such claim, demand, or cause of action and prevent it from asserting it against any other party as to whom a General Release has been given.
     (d) The waiver and release set forth in this Section 3 is intended to be construed as broadly and comprehensively as applicable law permits. However, the waiver and release shall not be construed as waiving or releasing any claim that as a matter of law cannot be waived or released.
     (e) The Releasing Party represents that it has not filed any complaints, charges or lawsuits against the other party with any governmental agency or any court, and agrees that it will not initiate any complaints or lawsuits in the future based on claims that are released and waived hereby. However, nothing in this Agreement shall preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement. In addition, Employee does not waive Employee’s right to file a charge with the Equal Employment
Separation Agreement & General Release

Opportunity Commission or other government agency. However, Employee waives any right to recover monetary remedies and agrees that he will not accept any monetary remedy as a result of any charge or legal action filed against the Company by any such agency.
     (f) The Releasing Party represents and warrants that it is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that it has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.
4. Stock Option
     Pursuant to its original terms, the stock option to purchase 160,000 shares of the Company’s common stock granted to Employee under the Company’s 2002 Stock Option and Restricted Stock Plan on December 9, 2008 (the “Option”) will continue to vest until Employee no longer serves as a director on the Company’s Board of Directors, and immediately prior to such time, the Option will become fully vested and exercisable and shall remain exercisable until May 27, 2012. To the extent the Option is not exercised by 5:00 PM Pacific Time on May 27, 2012, the Option will expire. Except as modified hereby, the Option will continue to be subject to its original terms.
5. No Admission of Wrongdoing
     This Agreement shall not be construed as an admission by either party of any wrongful or unlawful act or breach of contract.
6. Nondisparagement
     Each of the Compnay and the Employee agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity regarding the other party (and, as and if applicable, its directors, officers and employees), its business or related activities, or the relationship between the parties. This Section 6 does not apply to truthful testimony in legal or quasi-legal proceedings or as otherwise required by law.
7. Return of Property
     Employee confirms that Employee has returned to the Company all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from the Company or any of its current or former employees or generated by Employee in the course of employment.
8. Severability
     The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.
Separation Agreement & General Release

9. Entire Agreement
     This Agreement sets forth the entire understanding and agreement between Employee and the Company with respect to the subject matter hereof, and (except as provided in this Agreement) supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with the Company, the employment relationship and/or the termination of the employment relationship and benefits to be provided in connection therewith. Each party acknowledges that in executing this Agreement, such party does not rely upon any representation or statement by the other party (or, as and if applicable, any representative of the other party) concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.
10. Binding Agreement; Successors and Assigns
     This Agreement binds the parties’ heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the respective heirs, administrators, representatives, executors, successors, and assigns of any person or entity as to whom the release set forth in Section 3 applies.
11. Fees and Costs
     The prevailing party in any legal proceeding relating to the enforcement of this Agreement shall be entitled to recover its costs, expenses and reasonable attorneys’ fees to the extent permissible under law.
12. Internal Revenue Code
     The Company makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments to Employee hereunder.
13. Knowing and Voluntary Agreement; Consideration and Revocation Periods
     Each party agrees that it has carefully read and fully understands all aspects of this Agreement, including the fact that this Agreement releases any claims that such party might have against the other party, including, without limitation, claims by Employee under the federal Age Discrimination in Employment Act. Each party agrees that it has not relied upon any representations or statements not set forth herein or made by the other party (or, as and if applicable, employees, agents or representatives of the other party). Each party agrees that it has been advised to consult with an attorney prior to executing the Agreement, and that such party has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source. Employee agrees that he has been provided the opportunity to consider for twenty-one (21) days whether to enter into this Agreement, and has voluntarily chosen to enter into it on this date. Employee may revoke this Agreement for a period of seven (7) days following his execution of this Agreement by providing written notice of revocation to Joth Ricci, Jones Soda, Inc., 234 Ninth Avenue N., Seattle, Washington 98109.
Separation Agreement & General Release

The “Effective Date” of this Agreement shall be the first day following the expiration of the seven (7) day period without revocation by Employee.
[Remainder of page is left blank. Signature page follows.]
Separation Agreement & General Release

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

JONES SODA COMPANY		STEPHEN JONES

By:	/s/ Michael Fleming	/s/ Stephen C. Jones
Michael Fleming

Its:	Chairman of the Compensation and Governance Committee

Dated:	May 6, 2009	Dated: May 8, 2009
Separation Agreement & General Release